EXHIBIT 23.6


                       INDEPENDENT AUDITORS' CONSENT

We consent of the incorporation by reference in the Post-Effective Amendment No. 2 on Form S-8 to Registration Statement No. 333-34517 of Cendant Corporation on Form S-4 of our report dated January 12, 1996, related to the consolidated financial statements of Century 21 Region V (Business Acquired by HFS Incorporated) as of and for the year ended July 31, 1995, included in the HFS Incorporated Current Report on Form 8-K, as amended, dated February 16, 1996, and incorporated by reference in the Joint Proxy Statement of CUC International, Inc. and HFS Incorporated on
Schedule 14A filed on August 28, 1997.



/s/  White, Nelson & Co.

Anaheim, California
December 16, 1997